Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

AT DR Systems:

Douglas Dill

(858) 625-3344 ext. 420

ddill@dominator.com

FOR IMMEDIATE RELEASE

VITAL IMAGES AND DR SYSTEMS SIGN

MARKETING AND RESELLER AGREEMENT

Integrated RIS/PACS Workflow to Provide Advanced Visualization and Analysis Solutions

To Radiologists and Other Physicians

MINNEAPOLIS — August 9, 2005—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, has signed an integration and reseller agreement with DR Systems, Inc., a leading provider of integrated RIS/PACS solutions. Under this agreement, the DR Systems sales force will resell Vital Images’ Vitrea® 2 software to its customers as an add-on component to the DR Systems Dominator™ RIS/PACS solution. The two companies also agreed to work jointly to integrate the Vitrea 2 software into the Dominator PACS diagnostic reading workstation to ensure smooth and seamless workflow for their mutual customers. Financial terms were not disclosed.

“The agreement with DR Systems is an important part of our strategy to expand the clinical benefits of advanced visualization throughout the healthcare enterprise,” said Jay D. Miller, Vital Images president and chief executive officer.  “Partnering with DR Systems will bring Dominator and Vitrea customers a comprehensive package designed to increase workflow productivity and strengthen communication between physicians.”

Accessing Vitrea through the Dominator RIS/PACS system will allow hospitals and clinics to acquire, distribute and manage advanced visualization and diagnostic reports across the healthcare system.  With the integration, large volumes of image data can be sent directly to the Dominator workstation, where radiologists can access Vitrea’s advanced visualization and analysis tools and review the image data seamlessly without interrupting the workflow.

“We are pleased to be working with Vital Images,” said Kent Curtis, chief operating officer for DR Systems. “The enhanced 3D imaging tools offered by Vital Images will provide our customers with more options for advanced visualization and analysis.  This agreement helps us help our customers save valuable time and money with a single integrated diagnostic workstation solution.”

About DR Systems
DR Systems, Inc., is the leading independent provider of film-free and paperless RIS/PACS information systems for diagnostic imaging centers and hospitals. For 12 years, the company has helped more than 250 hospitals and imaging centers improve the management of patient information, eliminate film costs, and increase workflow speed, all while providing better clinical quality and patient care. DR Systems’ unified RIS/PACS utilizes “Smart Client” technology to maximize efficiency and ease of use. The company’s systems integrate numerous tools to improve financial performance and productivity, including: client-server and Web-based image, report and audio clip distribution; patented, automated hanging protocols for radiologists; and the report format preferences of individual referring physicians. For more information, call 800-794-5955 or visit www.dominator.com.

Vitrea® 2

Vitrea® 2 software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data.  With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions.  The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications.  In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.  Other capabilities and partnerships with PACS (picture archiving and communications system) providers expand physicians’ access to Vitrea software throughout an enterprise.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

# # #